Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-261188) on Form S-4 of Discovery, Inc. of our report dated March 4, 2022, relating to the combined financial statements of AT&T WarnerMedia Business (A Component of AT&T Inc.) as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, and the related notes thereto, appearing in the Current Report on Form 8-K of Discovery, Inc. dated March 7, 2022.

/s/ Ernst & Young LLP

Dallas, Texas

March 7, 2022